As Filed with the Securities and Exchange Commission on April , 2013	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLEANTECH SOLUTIONS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	90-0648920 (I.R.S. Employer Identification Number)

No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China
 (86) 51083397559
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Jianhua Wu, Chief Executive Officer
No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China
 (86) 51083397559

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to
Asher S. Levitsky PC
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, NY 10017
Phone: (646) 895-7152
Fax: (646) 895-7182
E-mail: alevitsky@egsllp.com

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee(3)
Common stock, par value $0.001 per share	—	—	—	—
Preferred stock, par value $0.001 per share	—	—	—	—
Warrants (4)	—	—	—	—
Total			$5,000,000	$682.00	(5)

(1)
There are being registered hereunder such indeterminate number of shares of common stock, preferred stock, and warrants to purchase common stock or preferred stock as shall have an aggregate initial offering price not to exceed $5,000,000.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock, upon exercise of warrants, or pursuant to the antidilution provisions of any such securities.

(2)
The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement, but in no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $5,000,000.  Pursuant to General Instruction II.D of Form S-3 such information is not required to be included in the table

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

(4)	Includes warrants to purchase common stock and warrants to purchase preferred stock.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement relating to these securities that has been filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(Subject to Completion, Dated April  , 2013)

PRELIMINARY PROSPECTUS

$5,000,000

Cleantech Solutions International, Inc.

Common Stock
Preferred Stock
Warrants
Units

NASDAQ Common Stock Trading Symbol: CLNT

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, for an aggregate initial offering price of up to $5,000,000. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering.  Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “CLNT.” On April 24, 2013, the last reported sales price for our common stock was $3.58 per share. The prospectus supplement will contain information, where applicable, as to any other listing of the securities on any other securities market or exchange covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. You should purchase our securities only if you can afford to lose your entire investment.  See “Risk Factors,” which begins on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

The date of this prospectus is                     , 2013

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus.  If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.  These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements, including the notes to the financial statements incorporated by reference in this prospectus. As used throughout this prospectus, the terms “we,” “us,” and “our” and words of like import refer to Cleantech Solutions International, Inc., its wholly-owned subsidiaries, and Wuxi Huayang Dye Machine Co., Ltd. (“Huayang Dye”) and Wuxi Huayang Electrical Power Equipment Co., Ltd. (“Huayang Electrical”), both of which are variable interest entities under contractual arrangements with us whose financial statements are consolidated with ours, unless the context specifically states or implies otherwise.  Huayang Dye and Huayang Electric are collectively referred to as the Huayang Companies.

Additionally, unless we indicate otherwise, references in this prospectus to:

●	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

●	“RMB” and “Renminbi” are to the legal currency of China; and

●	“$”and “U.S. dollars” are to the legal currency of the United States.

Our business is conducted in China, using RMB, the currency of China, and our consolidated financial statements are presented in United States dollars.   In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars.   These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date.   Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus and the documents and information incorporated by reference in this prospectus include some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

●	Changes in the laws of the PRC that affect the Company’s operations;

●	The Company’s ability to obtain and maintain all necessary government certifications and/or licenses to conduct the Company’s business;

●	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company’s operations;

●	Changes in the political and economic policies of the government in China, where all of the Company’s assets are located and all from where its revenues are derived;

●
Changes in the policies of the government of China as they relate to both alternative energy projects, such as wind power, and the textile manufacturing industry, all of which can affect our ability to sell our products;

●	Our ability to comply with any environmental regulations which may affect our manufacturing operations;

●	Adverse capital and credit market conditions, and the Company’s ability to meet liquidity needs;

●	Fluctuation of the foreign currency exchange rate between U.S. Dollars and Renminbi;

●	Our ability to obtain additional funding for our continuing operations and to fund our expansion;

●	Our ability to meet our financial projections for any financial year;

●	Our ability to retain our key executives and to hire additional senior management;

●	Continued growth of the Chinese economy and demand for our service, including the availability and terms of financing for our customers and potential customers;

●	Continued development of the wind power industry in China;

●	Our ability to anticipate trends and provide programs that are relevant and useful to our students, and

●
Other factors, including those described in this prospectus under the heading “Risk Factors,” as well as factors set forth in other filings we make with the Securities and Exchange Commission, including those contained in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 10-Q quarterly reports.

If one or more of these risks or uncertainties materializes, or if any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY

The following is only a summary, and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference into this prospectus under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” from our other filings with the SEC, as well as any prospectus supplement applicable to an offering of the securities registered pursuant to the registration statement of which this prospectus forms a part. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” beginning on page 6.

ABOUT CLEANTECH SOLUTIONS INTERNATIONAL, INC.

We are engaged in two business segments – the forged rolled rings and related components segment, in which we manufacture and sell high precision forged rolled rings, shafts, flanges, and other forged components for the wind power and other industries, and the dyeing and finishing equipment segment, in which we manufacture and sell textile dyeing and finishing machines.

Forged Rolled Rings and Related Products

Through our forged rolled rings and other related products division, we supply the following:

●
We produce precision forged rolled rings and other forged components to the wind and other industries.  Forged rolled rings and other forged components for the wind industry are used in wind turbines, which are used to generate wind power.

●
Commencing in 2011, we began to manufacture and delivered test subassemblies for solar cell manufacturing equipment, which marked our entry into the solar products market. For the years ended December 31, 2012 and 2011, we generated revenue from the sale of solar industry related products of approximately $1,078,000 and $455,000, respectively.

The demand for products used in manufacturing in general including wind power industries, is uncertain. Although we believe that over the long term, the forged rolled rings and related components segment will expand, and the government of the PRC has announced its desire to increase the use of wind power as an energy source, in the short term other factors, such as economic factors and the fluctuations in the price of oil and coal, may affect the requirements by our customers and potential customers for our products. To the extent that the demand for our forged rolled rings and related components declines, our revenue and net income will be affected.

Chinese wind power developers posted worse-than-expected results for the first half of 2012, with grid operators increasingly reluctant to distribute the costly and unpredictable source of power amid a sharp economic downturn. China aims to expand its installed wind power generating capacity to 100 gigawatts (GW) by 2015 and to 200 GW by 2020. The country currently has 62 GW of capacity. Beijing would force grid operators to buy wind power representing 5 to 15 percent of their total offtake, depending on locations, Xie Changjun, president of Longyuan, the world's second-largest wind power developer, said. The quota system should underpin long-term demand for renewable energy like wind-generated electricity, but the earnings outlook for wind power developers will remain uncertain for the next few years, based on industry reports. Grid construction has so far not kept up with the rise in wind power capacity. In the absence of high-voltage lines, grid firms are unable to absorb all the wind power under their local networks.

In contrast, according to an article published by Greenpeace East Asia on September 19, 2012, in its latest edition, “China Wind Power Outlook 2012,” a report that presents a joint assessment and analysis of the wind power sector in China in 2011, including a reading of most recent policy trends made by Greenpeace, the Chinese Renewable Energy Industries Association (CREIA), and the Global Wind Energy Council (GWEC), as well as an outlook for the sector’s future development, this annual industry analysis highlights an encouraging trend in the development of the sector. In 2011, apart from the “old market” – namely the Northern, Northeastern and Northwestern areas of China (or the “Sanbei” region) that are rich in wind resources but weak on consumption power, wind power in China saw the emergence of a new market with huge potential. The overwhelming majority of accumulated and added installment is now still focused on these regions. However, due to the long distance between the power stations and major power user markets, they continue to be plagued by grid connectivity and curtailment problems. In the meantime, a new wind power market located closer to power consumers in the central and eastern provinces has steadily become a vigorous, if not prominent, market in 2011.

In 2011 China’s wind energy sector generated 71.5 billion kilowatt hours, or 1.5% of the national total electricity output. Looking at its environmental benefits, wind power has a clear advantage: every 1 kWh generated saves 320 grams of standard coal being burned. That means in 2011 China’s wind power sector saved more than 22 million tons of coal from being burned, in total, reducing sulfur dioxide emissions by 360,000 tons, and carbon dioxide emissions by about 70 million tons. Assuming that the average Chinese household uses 1,500 kWh of electricity every year, China’s wind power sector met the electricity demands of over 47 million households in 2011.

Among all the renewable energies, we believe that wind power is at a mature stage in terms of the technology and possesses the best prospects for large-scale commercial development. We believe that it is becoming more competitive against traditional energy sources as the industry continues to grow and production costs continue to fall. We believe that wind power will see its share of China’s national energy mix gradually increase.

We sustained a decrease in revenue of forged rolled rings and related products for the wind power industry, which declined $9.8 million, or 38.0%, during the year ended December 31, 2012 as compared to the year ended December 31, 2011.

Dyeing and Finishing Products

Through our dyeing and finishing segment, we design, manufacture and distribute a line of proprietary high and low temperature dyeing and finishing machinery. Our products feature a high degree of both automation and mechanical-electrical integration. Our products are widely used in dyeing yarns such as pure cotton, cotton-polyester, terylene, polyester wool, poly-acrylic fiber, nylon, cotton ramie, and wool yarn. We continue to utilize our expertise in manufacturing precision products to meet demand in new and existing end markets. We recently shipped a prototype of a new model of after-treatment textile equipment and have another model in the late stages of development.

Revenue from our dyeing segment increased $7.5 million, or 42.4% in the year ended December 31, 2012 from the year ended December 31, 2011. We believe that the increase reflects our marketing effort for our new airflow dyeing units, which use air instead of water. Water is used in the traditional dyeing process. We believe that our air-flow technology, which is designed to enable users to meet the stricter environmental standards, results in reduced input costs, fewer wrinkles, less damage to the textile, and reduced emissions. With the growing acceptance of our new dyeing technology and the China government’s mandate to phase out older  machinery in China’s textile industry that does not meet the new environmental standards, we expect our revenue from this segment will continue to increase in the near future. Our gross margins from our dyeing segment increased from 22.1% for the year ended December 31, 2011 to 23.9% for the year ended December 31, 2012.

The factors that affected our revenue, gross margin and net income during the year ended December 31, 2012 may affect our operations in the near future. Our ability to expand our operations and increase our revenue is largely affected by the PRC government’s policy on such matters as the availability of credit, which affects all of our operations, and its policies relating to alternative energy such as wind and solar power, which affect our products for these industries. Our business is also affected by general economic conditions. Because of the nature of our products, our customers’ projection of future economic conditions are an integral part of their decisions as to whether to purchase capital equipment at this time or defer such purchases until a future date.

Revenue, Gross Margins and Net Income

For the year ended December 31, 2012, we had revenues of $57,199,000, as compared to revenues of $55,579,000 for the year ended December 31, 2011, an increase of approximately 2.9%. The increase in revenue was attributable to the increase in revenue from our forged rolled rings and related products for other industries and the increase in revenue from dyeing segment, offset by the decrease in revenue from our forged rolled rings and related products for wind power industry, and was summarized as follows (dollars in thousands):

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	(Decrease) Increase	% Change
Forged rolled rings and related products:
Wind power industry	$15,973	$25,750	$(9,777)	(38.0)%
Other industries	15,968	12,096	3,872	32.0%
Total forged rolled rings and related products	31,941	37,846	(5,905)	(15.6)%
Dyeing and finishing equipment	25,258	17,733	7,525	42.4%
Total revenues	$57,199	$55,579	$1,620	2.9%

Forged rolled rings and related products segment

Although we saw an increase of $3.9 million or 32.0% in revenues from the sale of forged rolled rings and related products to other industries, including revenues generated from our solar products, for 2012, revenue from forged rolled rings and related products for the wind power industry decreased by $9.8 million or 38.0% as compared to 2011.

The decrease in revenue from forging of rolled rings and related products for wind power industry for 2012 as compared to 2011 was primarily attributable to:

●
An apparent decline in the market for capital equipment, including products for the wind power industry, as well as the reduced demand for wind power products and the difficulties facing the wind power industry in China as discussed under “Industry Outlook”. Although we have been experiencing a decrease in the sale of forged products during 2012, we believe that, on a long-term basis, the demand for forged products in the wind industry in China will continue. As discussed in our industry outlook, the Chinese government has reported that it is still committed to the development of alternative energy sources, including wind power.

●
Notwithstanding the Chinese government’s commitment to wind power development, the ability and willingness of manufacturing companies and wind power companies to purchase equipment was affected by a 2011 decision by the China central bank to tighten the monetary supply, which reduced the availability of bank financing both for owners of wind farms who require bank loans to purchase equipment and for potential purchasers of heavy equipment.

●	Decisions by turbine manufactures to establish vertically integrated operations, thus eliminating the reducing the potential market for our wind power products.

●
The cancellation in 2012 by government of China of a number of preferential policies for forged rolled rings and related products for wind power industry, such as government’s subsidies and tax rebates.

The demand for products such as ours which are used for wind power specifically is uncertain. We believe that over the long term, our forged rolled rings and related components for wind power industry will expand since the government of the PRC has announced its desire to increase the use of wind power as an energy source. We are currently seeking to expand into other industries including oil and natural gas, although we can give no assurances that the expansion will be successful.

The increase in revenue from forging of rolled rings and related products for other industries was primarily attributable to our increased sales efforts.

In 2011, we began to manufacture and delivery test subassemblies for solar cell manufacturing equipment, which marked our entry into the solar products market. This equipment is being marketed and manufactured in our forged rolled rings segment. We are seeking to use our technical knowledge to manufacture and market solar components used in production of multi crystalline and mono crystalline silicon wafers. Solar industry capabilities include the manufacture of complex pressure vessels and chamber, high temperature vessels, and thick-walled vessels. For 2012 and 2011, we generated revenue from the sale of solar industry related products of approximately $1,078,000 and $455,000, respectively. Additionally, at December 31, 2012, we have deposits from our international solar customer amounting to $1,591,000.

The increase in revenue from the sale of dyeing and finishing equipment was primarily attributable to the effects of the policies of the PRC local governments to encourage the purchase of low-emission airflow dyeing machine which are intended to reduce pollution from the dyeing process. With the growing acceptance of our new dyeing technology and the China government’s mandate to phase out obsolete machinery in China’s textile industry, we expect our revenue from this segment will continue to increase in the near future.

The following table sets forth information as to the gross margin for our two business segments for the years ended December 31, 2012 and 2011 (dollars in thousands).

	Forged rolled rings and related products	Dyeing and finishing equipment	Total
	Year ended December 31, 2012
Revenues	$31,941	$25,258	$57,199
Cost of revenues	$24,852	$19,211	$44,063
Gross profit	$7,089	$6,047	$13,136
Gross margin %	22.2%	23.9%	23.0%

	Forged rolled rings and related products	Dyeing and finishing equipment	Total
	Year ended December 31, 2011
Revenues	$37,846	$17,733	$55,579
Cost of revenues	$28,469	$13,807	$42,276
Gross profit	$9,377	$3,926	$13,303
Gross margin %	24.8%	22.1%	23.9%

Our net income was $4,199,000, or $1.65 per share (basic) and $1.58 per share (diluted), for 2012, as compared with $5,761,000, or $2.94 per share (basic) and $2.30 per share (diluted), for 2011, a decrease of $1,562,000 or 27.1%.  A significant component of the decline in net income from 2011 to 2012 was a $2,206,000 impairment charge as a result of writing down the carrying value of equipment to its estimated fair value based on an impairment assessment conducted on the equipment held for sale at December 31, 2012. We did not record any impairment loss during the year ended December 31, 2011.

The factors that affected our revenue, gross margin and net income 2012, other than the impairment loss, continued to affect our operations during 2013.  Since our equipment is capital equipment, which generally requires financing, our ability to expand our operations and increase our revenue is largely affected by the PRC government’s policy on such matters as the availability of credit, which affects all of our operations, and its policies relating to alternative energy such as wind and solar power, which affect our products for these industries.  Our business is also affected by general economic conditions. Because of the nature of our products, our customers’ projection of future economic conditions are an integral part of their decisions as to whether to purchase capital equipment at this time or defer such purchases until a future date.

Our Organization

We were incorporated in Delaware on June 24, 1987 under the name Malex, Inc. On December 18, 2007, our corporate name was changed to China Wind Systems, Inc., and on June 13, 2011, our corporate name was changed to Cleantech Solutions International, Inc.   On August 7, 2012, we were converted into a Nevada corporation.

We are the sole stockholder of Fulland Limited, a Cayman Islands limited liability company. Fulland owns 100% of the capital stock of Green Power Environment Technology (Shanghai) Co., Ltd., and Wuxi Fulland Wind Energy Equipment Co., Ltd., which are wholly foreign-owned enterprises organized under the laws of the PRC. Wuxi Fulland owns and operates all of the assets to our forging business.  Additionally, Green Power is a party to a series of contractual arrangements dated October 12, 2007 with the Huayang Companies and their stockholders. Our corporate organizational structure, including the contractual arrangements with the Huayang Companies, is designed to comply with certain laws and regulations of the PRC which restrict the manner in which Chinese companies, particularly companies owned by Chinese residents, may raise funds from non-Chinese sources. The Huayang Companies are considered variable interest entities, and we are the primary beneficiary.  Our relationships with the Huayang Companies and their shareholders are governed by the contractual agreements.  As variable interest entities, the Huayang Companies’ sales are included in our total sales, their income from operations is consolidated with ours, and our net income includes all of the Huayang Companies’ net income.

Our executive offices are located No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, China 214181, telephone (86) 51083397559.   Our website is www.cleantechsolutionsinternational.com.   Information contained on, or that can be accessed through, our website or any other website is not part of this prospectus.  For additional information about us and our business, see “Where You Can Find More Information.”

Reverse Stock Split

On March 6, 2012, we effected a one-for-ten reverse split of our common stock. All share and per share information in this prospectus retroactively reflects this reverse split.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.

Risks Related to Our Business

We are incurring significant obligations in developing the manufacture of forged rolled rings and solar power machinery for use in the wind power industry, other industries and solar power industry with no assurance that we can or will be successful in this business.

Wind power and solar power account for a small percentage of the power generated in the PRC, and our ability to market to this segment is dependent upon both an increased acceptance of wind power and solar power as an energy source in the PRC and the acceptance of our products. We are making the financial and manpower commitment in our belief that there will be an increased demand for wind power and solar power in China and elsewhere and that the companies that manufacture wind power generation equipment and other equipment that uses our products will purchase our products. We cannot assure you that we will be able to successfully develop this business, and our failure to develop the business will have a material adverse effect on our overall financial condition and the results of our operations.

Our ability to continue to operate profitably is dependent upon our continued development of our dyeing segment and our generation of new revenue from our forged rolled rings and related products division

For the year ended December 31, 2012 our revenue increased approximately $1.6 million, or 2.9%, and our net income decreased approximately $1.6 million, or 27.1%, reflecting a 15.6% decline in revenue from our forged rolled rings and related products and an increase of 42.4% in revenue from our dyeing segment.  The decrease in revenue from the forged rolled rings and related products division reflect, among other factors, increased competition, a tightening of the monetary supply by China, which affected wind farm developers and other industrial companies who require financing to purchase capital equipment such as our products, vertical integration by wind power manufactures which reduce the need for outside suppliers such as us, and delays by potential customers reflecting both the tightening of credit and the reduction in the growth of the wind power industry in China.  We cannot assure you that these factors, as well as other factors not presently known to us, will not result in continued declines in revenue or net income.

We will require additional funds to expand our operations.

In connection with any expansion projects for our business, we will incur significant capital and operational expenses. We do not presently have any funding commitments other than our present credit arrangements which we do not believe are sufficient to enable us to expand our business. If we are unable to generate cash flow from operations and obtain necessary bank or other financing to pay for significant capital or operational expenses, we may be unable to finance the growth of our existing business, which may impair our ability to operate profitably.  Because of our stock price and the worldwide economic downturn, we may not be able to raise any additional funds that we require on favorable terms, if any.  The failure to obtain necessary financing may impair our ability to expanse or business and remain profitable.

Because we sell capital equipment, our business is subject to our customers’ capital budget and we may suffer delays or cancellations of orders and the effects of the recent worldwide economic downturn.

Our customers purchase our equipment as part of their capital budget. As a result, we are dependent upon receiving orders from companies that are either expanding their business, commencing a new business, upgrading their capital equipment or otherwise purchasing capital equipment. Our business is therefore dependent upon both the economic health of these industries and our ability to offer products that meet regulatory requirements, including environmental requirements, of these industries and are cost justifiable, based on potential cost savings in using our equipment in contrast to existing equipment or equipment offered by others.  As a result of the worldwide economic downturn and the tightening of credit in China, the market for capital equipment declined, and sales of our products declined. We cannot predict the extent that the market for capital equipment in the wind and solar power industries, the dyeing industry and other industries will be affected.  However, any economic slowdown or continued lack of credit availability in China can affect all purchasers and manufactures of capital equipment, and we cannot assure you that our forged rolled rings business and solar power machinery business will not be significantly impaired as a result of the worldwide economic downturn.

Further, the textile and apparel industries have historically been subject to substantial cyclical variations and are particularly affected by adverse trends in the general economy. These industries are presently subject to the effects of the worldwide economic downturn and trade policies of other countries which have severely impacted these industries in China.  The reduction in demand for textile products has resulted in a reduction in the demand for capital equipment used in these industries.  This reduction in demand affects both our sales and our gross margin, which could have a material adverse effect on our results of operations, liquidity and financial condition.

A decrease in supply or increase in cost of the materials used in our products could harm our profitability.

Any restrictions on the supply or the increase in the cost of the materials used by us in manufacturing our products, especially steel, could significantly reduce our profit margins. Efforts to mitigate restrictions on the supply or price increases of materials by entering into long-term purchase agreements, by implementing productivity improvements or by passing cost increases on to our customers may not be successful. However, increased competition may affect our ability to pass on to our customers’ price increases in raw materials, particularly, stainless steel, which is our principal raw material for all of our products.  Our profitability depends largely on the price and continuity of supply of the materials used in the manufacture of our products, which in many instances are supplied by a limited number of sources.

Inflationary and competitive pressures may affect our ability to maintain our margins.

In recent years, raw materials, including steel, which is our principal raw material, have been subject to significant price increases.  The Chinese government has expressed concern about inflation in certain segments of the economy.  We cannot predict the extent or effect of inflationary pressures with respect to steel and steel products.  To the extent that we have to raise our prices to maintain our margins, our sales may suffer.  If we are unable to raise prices, either because of competitive factors or customer resistance, our margins and net income may suffer.  We cannot assure you that our business will not be impaired by inflation.

The nature of our products creates the possibility of significant product liability and warranty claims, which could harm our business.

Customers use some of our products in potentially hazardous applications that can cause injury or loss of life and damage to property, equipment or the environment. In addition, some of our products are integral to the production process for some end-users and any failure of our products could result in a suspension of operations. We cannot be certain that our products will be completely free from defects. Moreover, we do not have any product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. In addition, because the insurance industry in China is still in its early stages of development, business interruption insurance available in China offers limited coverage compared to that offered in many other countries. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

If we fail to introduce enhancements to our existing products or to keep abreast of technological changes in our markets, our business and results of operations could be adversely affected.

Although certain technologies in the industries that we occupy are well established, we believe our future success depends in part on our ability to enhance our existing products and develop new products in order to continue to meet customer demands.  In particular, the next generation of wind turbines requires components that are stronger than the present generation.  Although we are seeking to address these requirements with our forged products, our failure to introduce and develop a market for these and any other new or enhanced products on a timely and cost-competitive basis, as well as the development of processes that make our existing technologies or products obsolete, could harm our business and results of operations.

Because we face intense competition from other companies for both of our operating segments, many of which have greater resources than we do, we may not be able to compete successfully and we may lose or be unable to gain market share.

The markets for products in both of our business segments are intensely competitive. Many of our competitors have established more prominent market positions, and if we fail to attract and retain customers and establish successful distribution networks in our target markets for our products, we will be unable to increase our sales. Many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices, as well as securing supplies at times of shortages. Many of our competitors also have greater brand name recognition, more established distribution networks and larger customer bases. In addition, many of our competitors have well-established relationships with our current and potential distributors and have extensive knowledge of our target markets. As a result, they may be able to devote greater resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect our financial condition and results of operations. Further, from time to time, we have had to adjust the prices of our products to remain competitive.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

As our manufacturing processes generate noise, wastewater, gaseous and other industrial wastes, we are required to comply with all national and local regulations regarding protection of the environment. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our activities. Any failure by us to control the use of or to restrict adequately, the discharge of hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. We do not have insurance to cover any liability which we may incur as a result of personal injury or property damages resulting from emissions of toxic material into the environment.

Our products are subject to PRC regulations, which may materially adversely affect our business.

Government regulations influence the design, components or operation of our products. New regulations and changes to current regulations are always possible and, in some jurisdictions, regulations may be introduced with little or no time to bring related products into compliance with these regulations. Our failure to comply with these regulations may restrict our ability to sell our products in the PRC. In addition, these regulations may increase our cost of supplying the products by forcing us to redesign existing products or to use more expensive designs or components. In these cases, we may experience unexpected disruptions in our ability to supply customers with products, or we may incur unexpected costs or operational complexities to bring products into compliance. This could have an adverse effect on our revenues, gross profit margins and results of operations and increase the volatility of our financial results.

The success of our businesses will depend on our ability to effectively develop and implement strategic business initiatives.

In connection with the development and implementation of growth plans, we will incur additional expenses and capital expenditures. The development and implementation of these plans also requires management to divert a portion of its time from day-to-day operations. These expenses and diversions could have a significant impact on our operations and profitability, particularly if our plans for any new initiative prove to be unsuccessful. Moreover, if we are unable to implement any of our plans in a timely manner, or if those plans turn out to be ineffective or are executed improperly, our business and operating results would be adversely affected.

Failure to successfully reduce our production costs may adversely affect our financial results.

A significant portion of our strategy relies upon our ability to successfully rationalize and improve the efficiency of our operations.  If we are not able to implement cost reduction measures, especially in times of either an economic downturn or inflationary pressures, or if these efforts do not generate the level of cost savings that we expect going forward or result in higher than expected costs, there could be a material adverse effect on our business, financial condition, results of operations or cash flows.

If we are unable to make necessary capital investments or respond to pricing pressures, our business may be harmed.

In order to remain competitive, we need to invest in product development, manufacturing, customer service and support, and marketing. We do not have any significant research and development activities.   We may not have available sufficient financial or other resources to continue to make investments necessary to maintain our competitive position. Currently, our research and development is not significant.

Unforeseen or recurring operational problems at our facilities may cause significant lost production, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our manufacturing processes could be affected by operational problems that could impair our production capability. Our facilities contain complex and sophisticated machines that are used in our manufacturing process. Disruptions at our facilities could be caused by maintenance outages; prolonged power failures or reductions; a breakdown, failure or substandard performance of any of our machines; the effect of noncompliance with material environmental requirements or permits; disruptions in the transportation infrastructure, including railroad tracks, bridges, tunnels or roads; fires, floods, earthquakes or other catastrophic disasters; labor difficulties; or other operational problems. Any prolonged disruption in operations at our facilities could cause significant lost production, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our officers and directors own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our shareholders.

As of March 28, 2013, our officers and directors and members of their families beneficially owned approximately 40.1% of our outstanding voting shares. These stockholders, acting together, could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our shareholders and us. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

Our business depends substantially on the continuing efforts of our executive officers and our ability to maintain a skilled labor force, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially Mr. Jianhua Wu, our chief executive officer and the chairman of our board of directors. We do not maintain key man life insurance on any of our executive officers. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers. Our chief executive officer is a party to contractual agreements as described elsewhere in our annual report.

A significant portion of our business is conducted through the Huayang Companies, which are owned by our chief executive officer and his wife.

A significant portion of our forged rolled rings and related products and all of our dyeing and finishing equipment business is conducted by the Huayang Companies, which are variable interest entities that are owned by our chief executive officer and his wife and whose financial results are included with ours because the Huayang Companies are deemed as variable interest entities and we are the sole beneficiary of their operations.  The variable interest entity relationship is derived from a series of agreements between us and our chief executive officer and his wife, as the sole stockholders of the Huayang Companies.  Pursuant to these agreements, we are responsible for the operations of the Huayang Companies and receive the benefits of those operations.  However, in the event that we have to seek to enforce these agreements, such enforcement would be sought in Chinese courts, and we cannot assure you that we will prevail or that we will be able to obtain the benefits intended by these agreement.  Any inability to enforce our rights under these agreements would materially impair our operations, financial position and cash flows.

If we are unable to attract, train and retain technical and financial personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain technical and financial personnel. Recruiting and retaining capable personnel, particularly those with expertise in our industries and in the industries to which we market, are vital to our success. There is substantial competition for qualified technical and financial personnel, and there can be no assurance that we will be able to attract or retain our technical and financial personnel. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly.

We rely primarily on trade secret and contractual restrictions to protect our intellectual property. Nevertheless, these afford only limited protection and the actions we take to protect our intellectual property rights may not be adequate and we may not be able to protect our intellectual property under Chinese laws. As a result, third parties may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could have a material adverse effect on our business, financial condition or operating results. In addition, policing unauthorized use of proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others and the enforcement of intellectual property rights in China may be difficult. We cannot assure you that the outcome of any litigation will be in our favor. Intellectual property litigation may be costly and may divert management attention as well as expend our other resources away from our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

Implementation of China’s intellectual property-related laws has historically been lacking, primarily because of ambiguities in China’s laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries.

We do not have business liability or disruption insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

You may suffer significant dilution if we raise additional capital.

If we need to raise additional capital to expand or continue operations, it may be necessary for us to issue additional equity or convertible debt securities. If we issue equity or convertible debt securities, our net tangible book value per share may decrease, and the percentage ownership of our current stockholders would be diluted, and any equity securities we may issue may have rights, preferences or privileges senior or more advantageous to our common stockholders.

Risks Related to Conducting Business in the PRC

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our affiliated Chinese entities, the Huayang Companies, and its shareholders. We are considered a foreign person or foreign invested enterprise under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

The PRC government restricts foreign investment in businesses in China. Accordingly, we operate our business in China through the Huayang Companies and, recently through a wholly-owned subsidiary which is a wholly foreign owned entity known as a WFOE. The Huayang Companies and the subsidiary hold the licenses and approvals necessary to operate our businesses in China. We have contractual arrangements with the Huayang Companies and its shareholders that allow us to substantially control the Huayang Companies. We cannot assure you, however, that we will be able to enforce these contracts.

Although we believe we comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation.

Recently, U.S. public companies that have substantially all of their operations in China, particularly companies like us which have completed so-called reverse merger transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our stock.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act.  Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority.  For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings or any of our other public pronouncements.

Our contractual arrangements with the Huayang Companies and its shareholders may not be as effective in providing control over these entities as direct ownership.

Since the law of the PRC limits foreign equity ownership in companies in China, we operate a significant portion of our business through the Huayang Companies.  The equity in these companies is owned by our chief executive officer and his wife, and we have no equity ownership interest in the Huayang Companies.  We rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be effective in providing control over the Huayang Companies as direct ownership. For example, the Huayang Companies could fail to take actions required for our businesses despite its contractual obligation to do so. If the Huayang Companies fail to perform under their agreements with us, we may have to incur substantial costs and resources to enforce such arrangements and may have to rely on legal remedies under the law of the PRC, which may not be effective. In addition, we cannot assure you that the Huayang Companies’ shareholders would always act in our best interests.

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

All of our business operations are conducted and all of our revenues are made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

●	the amount of government involvement;

●	the level of development;

●	the growth rate;

●	the control of foreign exchange; and

●	the allocation of resources.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy, and the worldwide economic downturn has affected China. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in decreased capital expenditure by our customers and potential customers, which in turn could reduce demand for our products.  Furthermore, in response to the worldwide economic downturn, the Chinese government may seek to increase its control over businesses which could affect our business.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of renewable energy investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

We conduct substantially all of our business through our Chinese subsidiaries and affiliates, which are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. China’s legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and China’s legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We rely on dividends and working capital advances paid by our subsidiaries and VIEs for our cash needs

We conduct substantially all of our operations through our subsidiaries and variable interest entities. We rely on dividends and working capital advances from our subsidiaries for our cash needs, including the funds necessary to pay any dividends which we may declare and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends and working capital advances by entities organized in China is subject to limitations. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Each subsidiary and VIE entity is also required to set aside at least 10% of its after-tax profit based on China’s accounting standards each year to its general reserves until the accumulated amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. Our subsidiaries are also required to allocate a portion of their after-tax profits to their staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation. In addition, if our subsidiaries incur debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

China’s Unified Corporate Income Tax Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding  company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the Chinese government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in appreciation of Renminbi against U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the Chinese government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. As a portion of our costs and expenses is denominated in Renminbi, the revaluation in July 2005 and potential future revaluation has and could further increase our costs. Any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any of our dividends payable on our ordinary shares in foreign currency terms.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Under China’s existing foreign exchange regulations, our Chinese subsidiaries are able to pay dividends in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, we cannot assure you that the Chinese government will not take further measures in the future to restrict access to foreign currencies for current account transactions.  Foreign exchange transactions by our Chinese subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of China’s governmental authorities, including the SAFE. In particular, if a subsidiary borrows foreign currency loans from us or other foreign lenders, these loans must be registered with the SAFE, and if we finance the subsidiary by means of additional capital contributions, these capital contributions must be approved by certain government authorities including the Ministry of Commerce or its local counterparts. These limitations could affect the ability of our subsidiaries to obtain foreign exchange through debt or equity financing.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore special purpose vehicle establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the special purpose vehicle responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore special purpose vehicle jointly responsible for these filings. In the case of an special purpose vehicle which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the special purpose vehicle and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the special purpose vehicle’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the special purpose vehicle, or from engaging in other transfers of funds into or out of China. We cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies.

Risks Related to our Common Stock

Our stock price has been and may continue to be volatile.

The trading price of our common stock has been and is expected to continue to be highly volatile as well as subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

●	Quarterly variations in our results of operations.

●	Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments.

●	Our ability to develop and market new and enhanced products on a timely basis.

●	Changes in governmental regulations or in the status of our regulatory approvals.

●	Changes in earnings estimates or recommendations by securities analysts.

●	Market reaction to problems encountered by other Chinese companies that became public companies in the United States through the reverse merger process.

●	Market reaction to the slowdown in the Chinese wind power industry.

●	General economic conditions and slow or negative growth of related markets.

These broad market and industry factors may seriously affect the market price of our Common Stock, regardless of our actual operating performance.

Any failure to meet the Nasdaq continued listing requirements may result in our delisting.

During 2011, our stock failed to meet the Nasdaq continued listing requirement resulting from our failure to maintain a $1.00 bid price and our failure to maintain a minimum market value of publicly held common stock.  In order to maintain our listing on Nasdaq we transferred our listing from the Nasdaq Global Market to the Nasdaq Capital Market, and we effected a one-for-ten reverse split.  In the event that our stock price falls below $1.00 per share, we may not be able to maintain our Nasdaq listing, which could have a material adverse effect on the market for and the market price of our common stock.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act of 2002 could be impaired, which could cause our stock price to decrease substantially.

Prior to November 2007, the Huayang Companies operated as private companies without public reporting obligations, and they committed limited personnel and resources to the development of the external reporting and compliance obligations that would be required of a public company. We are continuing to institute changes to satisfy our obligations in under the Sarbanes-Oxley Act. In Item 9A of our annual report on Form 10-K, we report that our disclosure controls and procedures and our internal controls over financial reporting were not adequate at December 31, 2012.  We are continuing to institute changes to satisfy our obligations under the Sarbanes-Oxley Act.  Any failure of our internal controls or our ability to provide accurate consolidated financial statements could cause the trading price of our common stock to decrease substantially.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. We presently intend to retain all earnings, if any, to implement our business plan; and we do not anticipate the declaration of any dividends in the foreseeable future.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including expanding our products, and for general working capital purposes. We may also use a portion of the net proceeds to acquire or invest in businesses and products that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	The terms of the offering;

●	The name or names of any managing underwriter or underwriters or placement agents;

●	The purchase price and terms of the securities;

●	Any over-allotment options under which underwriters may purchase additional securities from us;

●	The net proceeds from the sale of the securities;

●	Any delayed delivery arrangements;

●	Any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	Any initial public offering price;

●	Any discounts or concessions allowed or reallowed or paid to dealers;

●	Any commissions paid to agents; and

●	Any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on such securities market or exchange on which our common stock is then traded, at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Holders of our common stock are entitled to equal voting rights, consisting of one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our board, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future since any earnings are expected to be reinvested.

Preferred Stock

Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Warrants

We have no warrants outstanding.  If we issue warrants in connection with an offering of securities, the applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

●	The title of the warrants;

●	The price or prices at which the warrants will be issued;

●	The aggregate number of securities issuable upon exercise of the warrants;

●	The designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

●	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

●	The terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

●	Any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	The price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

●	The date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

●	The minimum or maximum amount of the warrants that may be exercised at any one time;

●	information with respect to book-entry procedures, if any;

●	if appropriate, a discussion of federal income tax consequences; and

●	Any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We anticipate that any warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only, and that warrants will be issued in registered form only.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any securities warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including in the case of securities warrants for the purchase of common stock, the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

Our certificate of incorporation includes a provision which states that any rights, options and warrants may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of our capital stock (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent.

Nevada Law and Certain Charter Provisions

The Nevada corporate law has provisions relating to transactions with interested stockholders.  An interested stockholder is defined as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. A Nevada corporation may opt-out of the statute with appropriate provisions in its articles of incorporation.  Our articles of incorporation provide that these restrictions on business combinations do not apply to us.

Transfer Agent

The transfer agent for our common stock is Empire Stock Transfer, Inc., its address is 1859 Whitney Mesa Dr., Henderson, NV 89014, and its telephone number is (702) 818-5898.
LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. If the validity of any securities is also passed upon by counsel any underwriters, dealers or agents, that counsel will be named in the prospectus supplement relating to that specific offering.

EXPERTS

The consolidated financial statements of Cleantech Solutions International, Inc. as of  December 31, 2012 and for the year then ended have been audited by RBSM LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of Cleantech Solutions International, Inc. as of  December 31, 2011 and for the year then ended have been audited by Sherb & Co., LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is  http://www.sec.gov . Our common stock is listed for trading on the NASDAQ Global Market under the symbol “CLNT.”

We have filed a registration statement on Form S-3 with the SEC to register the securities that may be offered pursuant to this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information included in the registration statement. For further information about us, this offering and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein or incorporated herein by reference. You can review and copy these documents, without charge, at the public reference facilities maintained by the SEC or on the SEC’s website as described above, or you may obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be an important part of this prospectus, and information that we file with the SEC at a later date will automatically add to, update or supersede this information.

We incorporate by reference into this prospectus the documents listed below:

●	our annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on April 11, 2013;

●	our current reports on Form 8-K, filed with the SEC on the following dates:

April 12, 2013

We are also incorporating by reference all future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of filing of the registration statement on Form S-3 of which this prospectus is a part and prior to the termination or completion of any offering of securities under this prospectus and all applicable prospectus supplements (except, in each case, for information contained in any such filing that is furnished and not “filed” under the Exchange Act), which filings will be deemed to be incorporated by reference in this prospectus, as supplemented by the applicable prospectus supplement, and to be a part hereof from the respective dates of such filings.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that is incorporated by reference in this prospectus. Requests for such documents should be directed to: Cleantech Solutions International, Inc., No. 9 Yanyu Middle Road,  Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, the People’s Republic of China 214181,  Attention: Investor Relations,  Tel:011-86-5108-339-7559.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. That registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet website.

You should rely only on the information provided in and incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of these documents.

$5,000,000
Common Stock
Preferred Stock
Warrants
Units

Cleantech Solutions International, Inc.

Prospectus
                 , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates, except for the SEC registration fee.

SEC registration fee	$682.00
Printing	1,000.00
Accounting fees and expenses	5,000.00
Legal fees and expenses	10,000.00
Miscellaneous expenses	2,018.00
Total	$18,700.00

Item 15. Indemnification of Directors and Officers.

Our Articles of Incorporation provide that we shall provide indemnification to our directors and officers to the maximum extent permitted by law and that we shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

The Nevada Revised Statutes Sections 78.7502, 78.751 and 78.752 provide broad indemnification for officers and directors, as follows:

Subsection 1 of NRS 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful.

Subsection 2 of NRS 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502 further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 1 of NRS 78.751 provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to Subsection 2 of NRS 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the shareholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained. Subsection 2 of NRS 78.751 provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law. Subsection 3 of NRS 78.751 provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses under Subsection 2 of NRS 78.751, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators. NRS 78.752 empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person’s status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

The following exhibits are filed herewith and as a part of this registration statement:

Exhibit Number	Description
5.1	Opinion of Ellenoff Grossman & Schole LLP
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
23.2	Consent of RBSM LLP
23.3	Consent of Sherb & Co. LLP
24.1	Power of Attorney (included on signature page)

Item 17. Undertakings.

(a)             The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       That: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial   bona fide   offering thereof.

(d)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 (e)       If and when applicable, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wuxi, People’s Republic of China, on this 25th  day of April, 2013.

CLEANTECH SOLUTIONS INTERNATIONAL, INC.

By:	/ s/ Jianhua Wu
Jianhua Wu, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jianhua Wu	Chief Executive Officer,	April 25, 2013
Jianhua Wu	Chairman of the Board of Directors and Director (Principal Executive Officer)

/s/ Adam Wasserman	Chief Financial Officer	April 25, 2013
Adam Wasserman	(Principal Financial and Accounting Officer)

/s/ Furen Chen	Director	April 25, 2013
Furen Chen

/s/ Xi Liu	Director	April 25, 2013
Xi Liu

/s/ Baowen Wang	Director	April 25, 2013
Baowen Wang

/s/ Tianziang Zhou	Director	April 25, 2013
Tianziang Zhou